Exhibit 10.5

SECOND ADDENDUM TO
SENIOR EXECUTIVE TERMINATION BENEFITS AGREEMENT

THIS SECOND ADDENDUM TO SENIOR EXECUTIVE TERMINATION BENEFITS AGREEMENT (this “Addendum”) dated as of December 7, 2010 is made and entered into by and between Darling International Inc., a Delaware corporation (the “Company”), and John O. Muse (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Senior Executive Termination Benefits Agreement dated as of January 15, 2009, as subsequently amended by that certain First Addendum to Senior Executive Termination Benefits Agreement dated as of December 8, 2009 (as so amended, the “Agreement”); and

WHEREAS, the Agreement terminates on December 31, 2010; and

WHEREAS, the Company and Executive desire to extend the term of the Agreement for an additional one year period and subject to additional one year automatic extensions and to amend the Agreement in certain other respects;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree to the following:

A G R E E M E N T:

1.	Amendment of Requirement to Execute General Release. The following sentence shall be added to the end of Section 1 of the Agreement:

Notwithstanding the foregoing, the Executive must deliver to the Company the general release (as described above), for which the seven-day revocation period has expired, no later than thirty (30) days following the Termination Date.  Any payments that would be made pursuant to Section 3(a), Section 3(c) or Section 3(e) prior to the thirtieth (30th) day following the Termination Date shall be made on the first payroll date after the thirtieth (30th) day following the Termination Date.

2.	Amendment of Welfare Continuation Benefits. Section 3(c) of the Agreement shall be amended and restated in its entirety so that it now reads as follows:

(c)           Welfare Benefits, etc.  The Executive’s participation (including dependant coverage) in any life and disability plans, and other similar fringe benefits of the Company (except business travel accident insurance and continued contributions to qualified retirement plans) in effect immediately prior to the Termination Date shall be continued, or equivalent benefits provided by the Company, for a period of eighteen (18) months from the Termination Date, or thirty-six (36) months in the case of a Change in Control Termination, to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits.  In addition, the Company shall pay an amount equal to the applicable COBRA premium rate, if any, for a period of eighteen (18) months from the Termination Date, or thirty-six (36) months in the case of a Change in Control Termination, for health, dental and other similar COBRA coverage for the Executive and Executive’s eligible dependants, and such payments shall be includible in the Executive’s gross income.

3.	Amendment of Termination Date. Section 9 of the Agreement shall be amended and restated in its entirety so that it now reads as follows:

9.           Termination.

This Agreement shall terminate on December 31, 2011 (the “Term”); provided, however, that the Term shall automatically extend for successive one (1) year periods on December 31, 2011 and each anniversary thereof, unless the Executive’s employment is terminated prior thereto or the Company provides written notice to the Executive of the Company’s intention not to extend the Term at least six (6) months prior to the applicable extension date.

4.	Amendment of Compliance with Code Section 409A. The following sentence shall be added to the end of Section 11 of the Agreement:

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

5.	Defined Terms. Capitalized terms used but not defined in this Addendum shall have the same meanings assigned to them in the Agreement.

6.	No Other Amendment. All other terms and conditions of the Agreement are ratified and remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Addendum on the dates set forth below.

	COMPANY:	EXECUTIVE:

DARLING INTERNATIONAL INC.

By:	/s/ Randall C. Stuewe	/s/ John O. Muse
	Randall C. Stuewe	John O. Muse
Chief Executive Officer

	Date of Signing: 12/7/10	Date of Signing: 12/8/10

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